As filed with the Securities and Exchange Commission on March  31, 1998
                                                              File No. 333-44109
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                 AMENDMENT No. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                          AMERICAN BANKNOTE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)
                                   13-0460520
                                  (IRS Employer
                               Identification No.)

                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 557-9100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Harvey J. Kesner, Esq.
                                 General Counsel
                          American Banknote Corporation
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 557-9100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Scott S. Rosenblum, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                                   PROPOSED           PROPOSED
                                            AMOUNT                  MAXIMUM            MAXIMUM              AMOUNT OF
    TITLE OF EACH CLASS OF                   TO BE              OFFERING PRICE        AGGREGATE           REGISTRATION
  SECURITIES TO BE REGISTERED           REGISTERED (1)           PER SHARE (2)    OFFERING PRICE (2)         FEE (1)
  ---------------------------           --------------          ---------------   ------------------        --------

Common Stock, $.01 par
value..........................        1,755,503 shares              $3.81             $592,466               $178

(1) Includes up to 1,600,000 shares of Common Stock issuable upon conversion of the Zero Coupon Convertible Subordinated Debentures of the Company dated November 25, 1997 (the "Debentures") and the exercise of the Warrants and Redemption Warrants issued in connection with the Debentures (collectively, the "Warrants"). For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Debentures and the exercise of the Warrants using an arbitrary conversion price and exercise price. In addition to the shares set forth in the table, which represents a good faith estimate of the number of shares underlying the Debentures and the Warrants, the amount to be registered includes an indeterminate number of shares issuable upon conversion or in respect of the Debentures and upon exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions (including the floating rate conversion mechanism set forth in the Debentures) in accordance with Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee. The fee is being paid solely in respect of an additional 155,503 shares of Common Stock, which were issued in a private placement transaction on March 19, 1998 and are being registered hereunder pursuant to a registration rights between the Company and the recipient of such shares. The registration fee for the shares of Common Stock being registered hereby, $178, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of the Common Stock as reported by the New York Stock Exchange on March 26, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                   Subject to Completion, Dated March 30, 1998

                                1,755,503 SHARES

                                  -------------

                          AMERICAN BANKNOTE CORPORATION
                                 ---------------

                                  COMMON STOCK
                                ($.01 Par Value)
                                 ---------------

     This Prospectus relates to the offer and sale of up to 1,755,503 shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of American Banknote Corporation, a Delaware corporation ("American Banknote" or the "Company"). The Shares will be offered for sale by certain stockholders of the Company (the "Selling Stockholders"), or by pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may involve block transactions) effected on the New York Stock Exchange (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in privately negotiated transactions, through the purchase or writing of options on the Shares, short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

     The 1,755,503 shares of Common Stock referred to above is an estimate of the number of shares offered hereby and includes up to 1,600,000 shares issuable upon conversion of the Zero Coupon Convertible Subordinated Debentures of the Company dated November 25, 1997 (the "Debentures") and the exercise of the Warrants and Redemption Warrants issued in connection with the Debentures (collectively, the "Warrants"). For purposes of estimating the number of shares of Common Stock to be included in this Prospectus, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Debentures and the exercise of the Warrants using an arbitrary conversion price and exercise price. In addition to the 1,600,000 shares referred to above, which represents a good faith estimate of the number of shares underlying the Debentures and the Warrants, the amount to be registered includes an indeterminate number of shares issuable upon conversion or in respect of the Debentures and upon exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions (including the floating rate conversion mechanism set forth in the Debentures) in accordance with Rule 416 under the Securities Act. The number of shares included in the registration statement of which this Prospectus is a part could be materially less or more than such estimated number depending on factors which cannot be predicted at this date. See "Selling Stockholders."

     None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Selling Stockholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities Act"), in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ABN." The last reported sale price of the Common Stock on March 26, 1998 was $3.81 per share.

                                 ---------------

SEE RISK FACTORS BEGINNING ON PAGE 5 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is March __, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 and the Commission website at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the Commission, regional offices and the offices of the Commission and of the NYSE referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Current Report on Form 8-K/A Amendment No.1 dated August 14, 1996.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Such written or oral request should be directed to the Secretary, American Banknote Corporation, 200 Park Avenue, New York, New York 10166.

                                   THE COMPANY

     The Company is a leading global provider of secure transaction solutions, documents and systems. The Company designs solutions and manufactures products that incorporate anti-fraud and counterfeit resistant technologies, including stored-value telephone, magnetic-stripe, memory and microprocessor-based (smart cards) transaction cards, holograms, currencies, travelers' and other checks, stock and bond certificates and a wide variety of electronically or digitally produced personalized documents. The Company sells these products and services worldwide to financial institutions, governments and corporations through its operations in the United States, Brazil, Australia, New Zealand and France. Through selective acquisitions and strategic realignment, the Company has positioned itself as a full service provider of technology-based solutions for its customers' secure transaction needs. The Company's products and services are divided into three principal groups: Transaction Cards & Systems, Printing Services & Document Management and Security Printing Solutions.

     Unless the context otherwise indicates, references herein to American Bank Note or the Company are to American Banknote Corporation and its subsidiaries. The principal executive offices of the Company are located at 200 Park Avenue, New York, New York 10166, and its telephone number is (212) 557-9100.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders. Any proceeds received by the Company upon exercise of the Warrants will be used for general corporate purposes.

                                  RISK FACTORS

     Prospective purchasers of Shares should carefully consider all of the information set forth in this Prospectus and, in particular, the following factors:

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

     The Company is highly leveraged. At December 31, 1997, the Company had: (i) total consolidated long-term debt, including the current portion, of $311.1 million; (ii) total stockholders' equity of $55.0 million; and (iii) a ratio of earnings to fixed charges for the year ended December 31, 1997 of 1.1 to 1.

     The degree to which the Company is leveraged could have important consequences including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operation; (iii) certain of the Company's borrowings, including all borrowings under the Company's credit facilities are at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore the Company could be placed at a disadvantage relative to its competitors which have significantly greater operating and financing flexibility than the Company. The Company's ability to make scheduled payments of the principal or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control.

     The Company believes that, based on current levels of operations, it should be able to meet its debt obligations when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt service obligations, then the Company might be required to refinance its indebtedness and may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There is no assurance that refinancings would be permitted by the terms of $20.0 million revolving credit facility among ABN, ABNH and The Chase Manhattan Bank (as successor to Chemical Bank) (the "Existing Credit Facility"), the indenture (the "10 3/8% Notes Indenture") governing the Company's 10 3/8% Senior Notes due 2002 (the "10 3/8% Notes"), the indenture (the 11 1/4% Notes Indenture") governing the 11 1/4% Notes or any other lending arrangements then in effect or, along with the alternative strategies, could be effected on satisfactory terms.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Company's indentures, the Existing Credit Facility and terms of other indebtedness contain numerous restrictive covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Company's credit facilities also contain a number of financial covenants that will require the Company to meet certain financial ratios and financial condition tests. The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios or such tests. A failure to comply with the obligations in its credit facilities or indentures could result in an event of default under other agreements or instruments to which the Company is a party that, if not cured or waived, could permit acceleration of the relevant indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. In the event of an event of default the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable. If indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. Other indebtedness of the Company and its subsidiaries that may be incurred in the future may contain financial or other covenants more restrictive than those described herein.

SUBORDINATION; HOLDING COMPANY STRUCTURE

     The Company is a holding company that has no significant assets other than its direct and indirect investments in its operating subsidiaries. Accordingly, the Company must rely on its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on its debt instruments. The ability of the subsidiaries to pay dividends or make other payments or advances will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of such subsidiaries. Certain of the Company's subsidiaries have incurred, and in the future may incur, indebtedness. As a result, cash flow from the operations of such subsidiaries may be dedicated to the payment of principal of and interest on the indebtedness of such subsidiaries, thereby limiting the ability of such subsidiaries to pay dividends. In addition, any dividends declared by a less than wholly owned subsidiary will be paid on a pro rata basis to the owners of such subsidiary.

FOREIGN OPERATIONS

     The Company's financial performance on a dollar-denominated basis can be significantly affected by changes in currency exchange rates. The Company's foreign exchange exposure policy generally calls for selling its domestic manufactured product in US dollars and, in the case of its foreign manufactured product, selling in the national currencies of the countries in which such subsidiaries operate, in order to minimize transactions occurring in currencies other than those of the originating country. The Company may, from time to time, enter into foreign currency option contracts to limit the effect of currency fluctuations on future expected cash receipts to be used for parent company purposes, including debt service. Such activities may be discontinued at any time depending on, among other things, management's views concerning future exchange rates and the cost of such contracts. The Company has not engaged in material hedging activities in connection with foreign operations. Adverse changes in foreign interest and exchange rates could adversely affect the Company's ability to meet its interest and principal obligations as well as applicable financial covenants with respect to its debt.

     Earnings on foreign investments, including operations and earnings of foreign companies in which the Company may invest or upon which it may rely for sales, are subject to a number of general risks, including high rates of inflation, currency exchange rate fluctuations, trade barriers, exchange controls, government expropriation and political instability and other risks. These factors may affect the results of operations in selected markets included in the Company's growth strategy. Dividends or distributions from the Company's foreign operations could be subject to government restrictions in the future. Currently, repatriation of earnings from the Company's foreign operations is permitted.

     The Company operates in Brazil, which in past years suffered hyperinflationary conditions; however, the inflation rate in Brazil has decreased substantially to approximately 4.5% for 1997, 10% for 1996 and 23% for 1995 as compared to 941% for 1994. Inflation and currency exchange rate fluctuation in countries in which the Company generates a large portion of its sales and earnings (including Brazil, Australia and France, which accounted for approximately 42%, 24% and 3%, respectively, of sales and approximately 41%, 26% and 1%, respectively, of operating earnings, respectively, in 1997, before allocation of corporate overhead) could in the future adversely affect the Company.

     Actions taken by foreign governments could have an important effect on the Company's foreign operations, including those in Brazil, France and Australia/New Zealand. Political, economic or social instability or other developments could adversely affect these companies' financial conditions or results of operations and thereby adversely affect the Company's ability to repay its indebtedness and that of its subsidiaries. As a result of market conditions, the Brazilian government has recently imposed various economic austerity measures which may impact the Brazilian economy. There can be no assurance that substantially greater governmental restrictions will not be imposed in the future, including restrictions or prohibitions on the repatriation of funds. Furthermore, remittances of dividends from any foreign subsidiaries acquired or formed by the Company in the future may be subject to certain withholding taxes and other governmental restrictions.

FOREIGN TAXES

     Earnings of foreign subsidiaries are subject to foreign income taxes that reduce cash flow available to meet required debt service and other obligations of the Company. The Company presently cannot utilize foreign tax credits in the United States until its domestic net operating loss carry forwards are exhausted.

     The Company has from time to time reorganized and restructured, and may in the future reorganize and restructure, its foreign operations based on certain assumptions about the various tax laws (including capital gains and withholding tax), foreign currency exchange and capital repatriation laws and other relevant laws of a variety of foreign jurisdictions. While management believes that such assumptions are correct, there can be no assurance that foreign taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if such foreign jurisdictions were to change or modify such laws, the Company may suffer adverse tax and other financial consequences which could impair the Company's ability to meet its payment obligations on the Notes and its other indebtedness.

MAJOR CUSTOMERS; GOVERNMENT SALES

     The Company has several key customers. Sales under contracts of stored-value phone cards to Telebras, the Brazilian national telephone company, accounted for approximately 13%, 24% and 11% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. The
Company's contracts with Telebras extend through December 1998 and may be further extended through December 1999 at the option of each of the six Telebras affiliated companies which have executed contracts with ABNB. Sales and services in connection with the Company's assumption of the in-house check and document printing, processing and distribution operations of Bradesco accounted for 12%, 14% and 12% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and l997, respectively. Sales of food coupons to the United States Department of Agriculture ("USDA") accounted for approximately 11%, 5% and 5% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. In September 1996, the USDA awarded ABN a contract for the production of food coupons through September 30, 1997 with a one-year option, which option has been exercised by USDA. The contract is expected to represent sales of approximately $10 million in 1998.

     There can be no assurance as to whether, or when, or on what terms, the Company will be awarded any contracts from these customers, including Telebras, in the future, especially those that are subject to competitive bids. There also can be no assurance that any options for continued production under any of the Company's contracts will be exercised. In addition, the Brazilian government is expected to proceed with a plan for the privatization of Telebras, which could result in a split up of Telebras into five or six smaller companies, which may result in multiple competitive bids in future years. The loss of all or a significant portion of the Company's business with these entities would have a material adverse effect on the sales and earnings of the Company.

     Each of the agencies of the United States government for which the Company provides products or services acts independently of the others in soliciting bids. Government contracts are generally awarded on the basis of a competitive bidding process and a variety of other factors, which may include price, plant security, manufacturing controls, a preference for domestic contractors and past performance. In addition, contracts with governmental agencies generally contain provisions permitting termination at any time at the convenience of the agency and give the agency the right to audit contract compliance and adjust the contract amount for noncompliance.

ABILITY TO INTEGRATE ACQUISITIONS

     A core part of the Company's business strategy is to grow through strategic acquisitions, joint ventures and alliances. The Company's financial condition could be adversely affected if the Company cannot successfully integrate acquired businesses into its existing operations or if the Company is required to materially increase the amount of its financial commitment to such acquisitions, joint ventures or alliances. In addition, the Company may seek strategic acquisitions, joint ventures or alliances in countries or markets in which it does not currently operate. There can be no assurance that the Company will be able to successfully integrate or manage such operations.

COMPETITION

     The Company's principal subsidiaries conduct their businesses in highly competitive markets. Competition in the Company's product markets is based upon service, quality, reliability and price. In certain markets in which the Company competes, some of the Company's competitors have greater financial and other resources than the Company.

     The future of the Company's food coupon printing is subject to competition from electronic card-based Electronic Benefits Transaction (EBT) systems. In addition, benefit reforms and levels of food coupon inventory caused a reduction in the Company's 1996 food coupon production volume and continues to impact the USDA's food coupon orders. The elimination or a reduction in the use of paper food coupons would have a material adverse effect on the sales and earnings of the Company.

SALES OF STOCK AND BOND CERTIFICATES

     Stock and bond printing accounted for approximately 11%, 8% and 7% of the Company's consolidated sales for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's overall volume of sales of stock and bond certificates increased in 1997, but declined as a percent of sales as a result of increases in consolidated sales. Sales of stock and bond certificates, primarily a domestic product, are a function of trading activity, the number of public offerings, the mix of debt and equity security issuances and regulatory considerations. The elimination of certificates has been advocated by various organizations in favor of the use of book-entry systems for recording security ownership. Security sales to institutions, which have been growing, have reduced demand for printed certificates, particularly for debt issues. Domestic stock and bond printing has historically accounted for a sizeable portion of the security printing sales of the Company. No assurance can be given, however, that the high level of activity in the domestic securities markets will continue. The elimination of or a substantial reduction in the use of certificates would have a material adverse effect on the sales and earnings of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of its senior management, including Morris Weissman, Chairman of the Board and Chief Executive Officer, and the loss of their services could have an adverse effect on the Company. The Company has entered into employment agreements with several members of its senior management, including Mr. Weissman.

CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Certificate of Incorporation and By-laws, each as amended to date, may inhibit charges in control of the Company not approved by the Company's Board of Directors. These provisions, among other things, (i) authorize the Board of Directors to issue preferred stock ranking senior to the Common Stock without any action on the part of the stockholders and (ii) establish certain advance notice procedures for stockholder proposals (including nominations of directors) to be considered at stockholders' meetings. In addition, Section 203 of the Delaware General Corporation Law restricts certain persons from engaging in business combinations with the Company. See "Description of Capital Stock."

RESTRICTIONS ON PAYMENT OF DIVIDENDS ON COMMON STOCK

     To date, the Company has not declared or paid any cash dividends on the Common Stock and does not expect to pay cash dividends on the Common Stock in the foreseeable future. The Company's outstanding indebtedness, including the 10 3/8% Notes, the 11 1/4% Notes and the Existing Credit Facility, restrict the ability of the Company to pay dividends.

ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF WARRANTS

     The Warrants were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. There is no existing trading market for the Warrants, and there can be no assurance regarding the future development of a market for the Warrants, or the ability of holders of the Warrants, or the price at which such holders may be able to sell their Warrants. The Company does not intend to list the Warrants on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Warrants, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given that an active public or other market will develop for the Warrants or as to the liquidity of the trading market for the Warrants. If a trading market does not develop or is not maintained, holders of Warrants may experience difficulty in reselling the Warrants or may be unable to sell them at all. If a market for the Warrants develops, any such market making may be discontinued at any time.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company presently consists of 50,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). At March 17, 1997, there were outstanding 20,871,604 shares of Common Stock. There were no shares of Preferred Stock outstanding.

     The following are summaries of the terms of the Common Stock and the Preferred Stock. Such summaries do not purport to be complete and are subject in all respects to the Certificate of Incorporation and By-laws of the Company.

COMMON STOCK

     The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any Preferred Stock of the Company then outstanding. See "Risk Factors-Restrictions on Payment of Dividends on Common Stock."

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors. Holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up the Company, holders of Common Stock will be entitled to share ratably, together with any participating preferred shares then outstanding, in any assets remaining after the satisfaction in full of the prior rights of creditors, including holder of Company indebtedness, and the liquidation preference of any preferred shares then outstanding.

     The Common Stock is presently listed on the NYSE.

ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES

     The Company sold Zero Coupon Convertible Subordinated Debentures due 2002 (the "Convertible Debentures"), plus warrants, in private placements in July and November 1997. As of the date of this Prospectus, there were approximately $9.1 million accreted value of Convertible Debentures outstanding. At maturity, the outstanding Convertible Debentures are automatically converted into Common Stock resulting in the Convertible Debentures being treated as components of stockholders' equity.

PREFERRED STOCK

     Under Delaware law, the Company's Board of Directors has authority to issue, without further action by stockholders, one or more series of Preferred Stock, and to determine at the time of issuance of each such series the rights and preferences thereof (including dividend rate, liquidation priority, and conversion and voting rights, if any). The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power or other rights of the holders of Common Stock.

     The holders of the Preferred Stock are entitled to receive dividends, as specifically provided with respect to each series, prior to the payment or declaration of any dividends for the Common Stock.

PREFERRED STOCK PURCHASE RIGHTS PLAN

     On March 23, 1994, the Company's Board of Directors adopted a Preferred Stock Purchase Rights Plan providing for the terms described below. In accordance therewith, the Board of Directors declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of Common Stock. The dividend is payable as of March 24, 1994 to Stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-hundredth (1/100) of a share of preferred stock of the Company, designated as Series A Junior Preferred Stock (the "Series A Preferred Stock") at a price of $15.50 per one-hundredth (1/100) of a share ("Rights Exercise Price"), subject to certain adjustments. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Chemical Bank, as Rights Agent (the "Rights Agent"), dated as of March 24, 1994.

     Initially, the Rights are not exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock. The Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person") and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 30% or more of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer); prior thereto, the Rights would not be exercisable, would not be represented by a separate certificate, and would not be transferable apart from the Company's Common Stock, but will instead be evidenced, with respect to any of the Common Stock certificates outstanding as of March 24, 1994, by such Common Stock certificate with a copy of a summary of Rights attached thereto. An Acquiring Person does not include (A) the Company,
(B) any subsidiary of the Company, (C) any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or (D) any person or group whose ownership of 15% or more of the shares of voting stock of the Company then outstanding results solely from (i) any action or transaction or transactions approved by the Board of Directors before such person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above shall become an Acquiring Person upon acquisition of an additional 1% of the Company's voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (i) or (ii)).

     Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after March 24, 1994 will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of March 24, 1994 with or without a copy of a summary of Rights attached, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on March 24, 2004, unless earlier redeemed by the Company as described below.

     The Series A Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of Preferred Stock, subordinate to any other series of the Company's Preferred Stock. The Series A Preferred Stock will not be issued except upon exercise of Rights. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $5.00 per share and 100 times the cash dividends declared on the Company's Common Stock. In addition, Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of the liquidation of the Company, the holders of Series A Preferred Stock will be entitled to receive a payment in an amount equal to the greater of $10.00 per one-hundredth share or 100 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

     The number of shares of Series A Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, the Common Stock. The Rights Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

     Unless the Rights are earlier redeemed, in the event that, after the time that the Rights become exercisable, the Company were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Rights Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Rights Exercise Price. In addition, unless the Rights are earlier redeemed, if a person or group becomes the beneficial owner of 15% or more of the Company's voting stock (other than pursuant to a tender or exchange offer (a "Qualifying Tender Offer") for all outstanding shares of Common Stock that is approved by the Board of Directors, after taking into account the long-term value of the Company and all other factors they consider relevant in the circumstances), the Rights Agreement provides that proper provisions will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Rights Exercise Price, that number of shares of the Series A Preferred Stock having a market value at the time of the transaction equal to two times the Rights Exercise Price (such market value to be determined with reference to the market value of the Company's Common Stock as provided in the Rights Agreement).

     Fractions of shares of Series A Preferred Stock (other than fractions which are integral multiples of one-hundredth (1/100) of a share) may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one-hundredth (1/100) of a share.

     At any time on or prior to the close of business on the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of the Board of Directors and a majority of the Continuing Directors (as defined in the Rights Agreement) may determine), the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The Rights may be redeemed after the time that any Person has become an Acquiring Person only if approved by a majority of the Continuing Directors. Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For as long as the Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as provided in the Rights Agreement).

     Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K dated March 24, 1994. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated in this summary description herein by reference.

     Certain Potential "Anti-Takeover" Effects. The exercise of the Rights by the holders thereof upon the acquisition by a person or group of 15% or more of the outstanding Common Stock or upon a merger or other acquisition transaction involving the Company could cause substantial dilution to the value and voting power of the Common Stock held by the acquiring person or group, whose Rights would be null and void. Accordingly, the Rights may have the effect of making more difficult or discouraging, absent the support of the Company's Board of Directors, certain tender offers and other transactions that are viewed favorably by stockholders that could give holders of Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock. This feature of the Rights also could assist management in retaining their positions with the Company.

     The Company's Board of Directors believes the Rights increase the Board's ability to effectively represent the collective interests of stockholders. The Preferred Stock Purchase Rights Plan is designed to encourage persons interested in acquiring the Company to consult and negotiate with the Board, which, in its view, is in a more advantageous position that stockholders to negotiate effectively with potential acquirors. The Rights are also intended to provide the Board with the time to appropriately evaluate acquisition proposals and alternative means to maximize stockholder values.

     The Company is not aware of any proposals or efforts by any person or group to acquire the Company.

SECTION 203 OF THE DELAWARE LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who together with affiliates and associates owns (or within three years, did own) 15% or more of the corporation's voting stock.

CERTAIN BY-LAW PROVISIONS

     The Company's By-laws provide additional notice requirements for stockholder nominations of candidates for election to the Board of Directors and proposals for other business that may be properly brought before a meeting by stockholders. At annual meetings, stockholders will be entitled to submit nominations for directors and proposals for such other business only upon advance written notice to the Secretary of the Company within the time period specified in the Company's By-laws. At special meetings held for the election of directors, stockholders will be entitled to submit nominations for directors only upon advance written notice to the Secretary of the Company made by the seventh day following the notice to stockholders of the special meeting.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company of New York, 525 Washington Avenue, Jersey City, New Jersey 07303-2535, is the transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

     The Shares were issued in private placement transactions to the Selling Stockholders. The following table sets forth certain information with respect to the Selling Stockholders as of December 31, 1997, as follows: (i) the name and address of the Selling Stockholders; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty
(60) days of such date) prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by the Selling Stockholders after completion of the sale of Common Stock being offered hereby. There can be no assurance that the Selling Stockholders will sell all of the shares being offered hereby.

                            Beneficial Ownership                               Beneficial Ownership
                            at March 17, 1998(1)       Number of                  After Offering
                              ----------------       Shares Covered      ------------------------------
                                   Number               by this            Number             Percent
Selling Stockholder              of Shares             Prospectus         of Shares          of Class
-------------------              ---------             ----------         ---------          --------

RGC International               2,377,759(2)           1,280,000           1,097,759             4.9%(2)
  Investors LDC


Halifax Fund L.P.                 320,000(3)             320,000                   0           *


Financiere Jet                    155,503                155,503                   0           *
  Services S.A

----------------------------------------------------------------------------------------------------------
Total                           2,853,262              1,755,503           1,097,759             4.9%
                                                                                           * Less than 1%

(1) The information contained in the table above reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On March 17, 1998, there were 20,871,604 shares of Common Stock outstanding.

(2) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by this Selling Stockholder hereby, as well as an estimate of the number of shares issuable upon conversion of the outstanding principal amount of the Company's Zero Coupon Convertible Subordinated Debenture dated July 24, 1997 (the "July
     Debenture"), plus warrants to purchase 215,000 shares of Common Stock issued in connection therewith (the "July Warrants"). The actual number of shares of Common Stock issuable upon conversion of the Debentures and the July Debenture and exercise of the Warrants and the July Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Debentures and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Debentures, the Warrants, the July Debenture and the July Warrants, the Debentures, the Warrants, the July Debenture and the July Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying the unconverted portion of the Debentures or the July Debenture or the unexercised portions of the Warrants or July Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with
     Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Debentures, the Warrants, the July Debenture and the July Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by this Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Debentures and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Debentures and the Warrants, the Debentures and the Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying the unconverted portion of the Debentures or the unexercised portions of the Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Debentures and the Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders, or by their respective pledgees, donees, transferees or other successors in interest, in one or more transactions on the New York Stock Exchange (or any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which shares of Common Stock are then listed), in sales occurring in the public market off such exchange, in negotiated transactions, through the purchase or writing of options on the Shares, short sales or in a combination of such methods of sale. The Shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price of the Shares, or at negotiated prices. The Company has been advised that the Selling Stockholders may effect sales of the Shares directly, or indirectly by or through agents or broker-dealers and that the Shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, and (c) in "block" sale transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by the Selling Stockholders and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the Selling Stockholders and/or the purchasers of the Shares in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between the Selling Stockholders and any broker-dealer or agent. It is also possible that the Selling Stockholders will attempt to sell shares of Common Stock in block transactions to purchasers at a price per share which may be below the then market price. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares are being sold by the Selling Stockholders acting as principals for their own respective accounts. The Company will not be entitled to any proceeds from the sale of any Shares sold by the Selling Stockholders as part of this offering. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares and such lender or pledgee may sell the Shares so loaned or upon a default may effect sales of the pledged shares.

     The Selling Stockholders and any dealer participating in the distribution of Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker or dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Shares from or through such broker or dealer.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by its General Counsel.

                                     EXPERTS

     The consolidated financial statements of American Banknote Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference from the Company's annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The special purpose financial statements of Leigh Mardon Security Division as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A Amendment No. 1 dated August 14, 1996 have been audited by KPMG, Chartered Accountants, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO  PERSON  HAS  BEEN  AUTHORIZED  TO  GIVE  ANY  INFORMATION  OR  TO  MAKE  ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                   PAGE

Available Information.............................................  3
Incorporation of Certain Documents
  by Reference..................................................... 3
The Company.......................................................  4
Use of Proceeds.................................................... 4
Risk Factors....................................................... 4
Description of Capital Stock  ......................................9
Selling Stockholders ..............................................14
Plan of Distribution  .............................................16
Legal Matters..................................................... 17
Experts............................................................17

================================================================================

                                1,755,503 SHARES


                                AMERICAN BANKNOTE
                                   CORPORATION


                                  Common Stock


                                   -----------
                                   PROSPECTUS
                                   -----------

                                 March __, 1998

================================================================================

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the registration of the shares of Common Stock offered hereby:

       SEC registration fee............................               $2,597
       Legal fees and expenses.........................                5,000
       Accounting fees and expenses....................                5,000
       Miscellaneous...................................                2,581

           Total.......................................              $15,178

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, he must be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith. Further, indemnification is permitted in both third-party and certain derivative suits if such director or officer acted in good faith and for a purpose he reasonably believed was in the best interests of the Company, and if, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of third party actions, and amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for any claim, issue or matters as to which such person shall have been adjudged to be liable to the Company unless and to the extent that a court determines that the person is fairly and reasonably entitled to indemnity. Under Delaware law, expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification.

     The Company's Certificate of Incorporation provides that, to the fullest extent that the DGCL permits the limitation or elimination of the liability of directors, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. In addition, the Certificate of Incorporation provides that the Company shall advance expenses to the fullest extent permitted by the DGCL. The Company maintains directors' and officers' liability insurance to cover its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers.

     Article VI of the Company's By-laws provides that any person made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, shall be indemnified by the Company against the expenses, including attorney's fees, actually and reasonably incurred by him in connection with such action, or in connection with any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled under any statute, By-Law, agreement, vote of shareholders or otherwise.

Item 16.  Exhibits.

4.1 Certificate of Incorporation of American Banknote Corporation (the "Company"), including Amendment No. 1 thereto is incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "June 1995 10-Q").

4.2 Certificate of Designation of the Company authorizing Preferred Stock as Series A is incorporated herein by reference to Exhibit 4 to the Company's Report on Form 8-A filed April 6, 1994.

4.3      By-laws of the Company are incorporated herein by reference to Exhibit
         3.2 to the June 1995 10-Q.

4.4 Rights Agreement dated as of March 24, 1994 between the Company and The Chase Manhattan Bank (as successor to Chemical Bank, N.A.), as Rights Agent, including the form of Rights Certificate is incorporated herein by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated March 24, 1994.

10.1 Securities Purchase Agreement by and among the Company, RGC International Investors, LDC and Halifax Fund, L.P., dated as of November 25, 1997 is incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 25, 1997 (the "November 25, 1997 Form 8-K").

10.2 Form of Zero Coupon Convertible Subordinated Debenture, dated November 25, 1997 is incorporated herein by reference to Exhibit 10.2 to the November 25, 1997 Form 8-K.

10.3 Form of Warrant to purchase 150,000 shares of common stock of the Company, dated November 25, 1997 is incorporated herein by reference to
         Exhibit 10.3 to the November 25, 1997 Form 8-K.

10.4 Registration Rights Agreement by and among the Company, RGC International Investors, LDC and Halifax Fund, L.P., dated as of November 25, 1997 is incorporated herein by reference to Exhibit 10.4 to the November 25, 1997 Form 8-K.

10.5 Registration Rights Agreement between the Company and Financiere Jet Services, dated as of March 18, 1998*

5        Opinion of the Company's General Counsel.*

23.1     Consent of Deloitte & Touche LLP.*

23.2     Consent of KPMG.*

23.3     Consent of the Company's General Counsel. (Included in Exhibit 5).*

*Filed herewith

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 30th day of March, 1998.

                                   AMERICAN BANKNOTE CORPORATION

                                   By:  /s/ John T. Gorman
                                        ------------------------------
                                        John T. Gorman
                                        Executive Vice President
                                        and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by or on behalf of the following persons on March 30, 1998 in the capacities indicated below.

        Signature                            Title
        ---------                            -----

         *                       Chairman of the Board of Directors and Chief
-------------------------        Executive Officer (principal executive officer)
(Morris Weissman)

         *
-------------------------        Executive Vice President and Chief Financial
(John T. Gorman)                 Officer (principal financial and accounting
                                 officer)

         *                       Director
-------------------------
(Bette B. Anderson)

         *                       Director
-------------------------
(Dr. Oscar S. Arias)

         *                       Director
-------------------------
(C. Gerald Goldsmith)

         *                       Director
-------------------------
(Ira J. Hechler)

         *                       Director
-------------------------
(David S. Rowe-Beddoe)

         *                       Director
-------------------------
(Alfred Teo)


                                   By:  /s/ John T. Gorman
                                        ----------------------------
                                        John T. Gorman
                                        (Attorney-in-fact)